As filed with the Securities and Exchange Commission on September 21, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2077891
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Universal Corporate Center

367 South Gulph Road

King of Prussia, Pennsylvania 19406

(Address, including zip code, of registrant’s principal executive offices)

AMENDED AND RESTATED 2001 EMPLOYEES’ RESTRICTED STOCK PURCHASE PLAN

(Full title of each plan)

ALAN B. MILLER

Chairman of the Board, President and Chief Executive Officer

UNIVERSAL HEALTH SERVICES, INC.

Universal Corporate Center

367 South Gulph Road

King of Prussia, Pennsylvania 19406

(610) 768-3300

(Name, address, including zip code, and telephone number, including area code of Agent for Service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

WARREN J. NIMETZ, ESQ.

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, New York 10103

(212) 318-3000

Facsimile: (212) 318-3400

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class B Common Stock, $0.01 par value per share	600,000	$43.32	$25,992,000	$3293.19

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities offered or issued in connection with any stock split, stock dividend or similar transaction.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales prices of the Registrant’s Class B Common Stock on the New York Stock Exchange on September 17, 2004.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the documents containing the information called for in Part I of Form S-8 will be sent or given to individuals who are eligible to participate in the Amended and Restated 2001 Employees’ Restricted Stock Purchase Plan (the “Plan”), and are not being filed with or included in this Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Universal Health Services, Inc. (the “Company” or the “Registrant”) with the Commission are incorporated by reference in this Registration Statement:

(i)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(ii)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

(iii)	The Company’s Current Reports on Form 8-K filed with the Commission on January 30, 2004, February 19, 2004, March 1, 2004, April 23, 2004 and July 23, 2004; and

(iv)	The description of the Company’s Class B Common Stock contained in the Company’s Registration Statement on Form 8-A, dated July 5, 1991, including any amendments or reports filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company dismissed Arthur Andersen LLP (“Andersen”) as its independent auditors effective June 18, 2002. For more information with respect to this matter, see the Company’s current report on Form 8-K filed on June 18, 2002. After reasonable effort, the Company has been unable to obtain the consent of Andersen for the incorporation by reference of the report dated February 13, 2002, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act of 1933 permits the Company to file this Registration Statement without a written consent from Andersen. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen incorporated by reference herein or any omissions to state a material fact required to be stated therein.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

The Company retains Fulbright & Jaworski L.L.P. as its principal outside counsel, and Fulbright & Jaworski L.L.P. assisted in the preparation of this Registration Statement. Anthony Pantaleoni, a director of the Company who owns less than one percent of the Company’s outstanding capital stock, is Of Counsel at Fulbright & Jaworski L.L.P.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Article VII, Section 7 of the Company’s by-laws provides for the indemnification by the Company of its directors, officers and employees to the fullest extent permitted by Delaware General Corporation Law.

The Company maintains standard policies of insurance under which coverage is provided to (i) its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (ii) the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Amended and Restated 2001 Employees’ Restricted Stock Purchase Plan.

5.1	Opinion of Fulbright & Jaworski L.L.P.

23.1	Consent of KPMG LLP.

23.2	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page).

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of King of Prussia, State of Pennsylvania on the 25th day of August, 2004.

UNIVERSAL HEALTH SERVICES, INC.

By:	/s/ Alan B. Miller
Alan B. Miller
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan B. Miller and Steve Filton, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date
/S/ ALAN B. MILLER Alan B. Miller	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	August 25, 2004

/S/ ANTHONY PANTALEONI Anthony Pantaleoni	Director	August 25, 2004

Signatures	Title	Date
S/ ROBERT H. HOTZ Robert H. Hotz	Director	August 25, 2004

/S/ JOHN H. HERRELL John H. Herrell	Director	August 25, 2004

/S/ JOHN F. WILLIAMS, JR., M.D. John F. Williams, Jr., M.D.	Director	August 25, 2004

/S/ ROBERT A. MEISTER Robert A. Meister	Director	August 25, 2004

/S/ LEATRICE DUCAT Leatrice Ducat	Director	August 25, 2004

/S/ STEVE FILTON Steve Filton	Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	August 25, 2004

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Amended and Restated 2001 Employees’ Restricted Stock Purchase Plan.

5.1	Opinion of Fulbright & Jaworski L.L.P.

23.1	Consent of KPMG LLP.

23.2	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).